Exhibit 10.2

To: Steven Sandor

From: John R. Beaver, President and Chief Executive Officer

Date: August 9, 2023

Re: Severance Benefits Payable on Change of Control

In consideration of your employment by Biolase, Inc. (the “Company” or “Biolase”) and the compensation now and hereafter paid to you, this memorandum (hereinafter the “Agreement”) amends and modifies the terms of any employment agreement or offer letter between you and the Company that was entered into between you and the Company prior to or contemporaneously with the date stated in this Agreement.

1. Severance Benefits Upon Change of Control. Upon (i) a Change of Control, as defined herein, and (ii) any termination of your employment (x) by you for Good Reason (defined below) or (y) by the Company other than for Cause (defined below), during the eighteen (18) months following a Change of Control (the “Termination Date”) and provided that you do not exercise any right you may have to revoke the Release (as defined below) within the statutory time frame for doing so (the effective date of the Release being referred to herein as the “Date of Vesting”), you shall be entitled to receive nine (9) months of your then current annual salary, which shall be paid in one-time lump sum no later than two and one half (2 1/2) months following the Termination Date.

For purposes of this Agreement, termination for “Good Reason” shall mean the resignation of employment by you within ninety (90) days following the occurrence of (i) a change in your position with the Company which materially reduces your duties or level of responsibility; (ii) any requirement that you relocate (on a regular basis) your place of employment to an office outside of Orange County, California, provided such reduction, change or relocation is effected by the Company without your written consent. In order for you to resign for Good Reason, as defined herein, you must provide thirty (30) day’s advance written notice of such resignation to the Company. Further, you agree that should the Company remedy the basis for such resignation prior to the expiration of such thirty (30) day notice period, then you may not resign for Good Reason.

For purposes of this Agreement, termination for “Cause” shall mean the involuntary termination of your employment for any of the following reasons:

(i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by you to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Board;

(ii) refusal to comply with reasonable directives of the President and Chief Executive Officer and/or the Board;

(iii) breach of your fiduciary duties to the Company, or your gross negligence, reckless or willful misconduct in the performance of your duties;

(iv) failure to perform, or neglect in the performance of, your duties;

(v) misconduct which has a materially adverse effect upon the Company’s business or reputation;

(vi) the conviction of, or plea of nolo contendre to, or a misdemeanor involving dishonesty or fraud;

(vii) any breach of any material term or provision of this Agreement;

(viii) violation of Company policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment; or

(ix) your death.

2. Change of Control Defined. For purposes of the foregoing, a “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) approval by the stockholders of the Company of: (x) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) a complete liquidation or dissolution of the Company; or (z) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

3. Parachute Payment. If any payment or benefit you would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, the reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that the acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant of your equity awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. Alternatively, the Company may wish to retain its primary outside legal counsel to conduct said calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group affecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The accounting or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting or law firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or law firm made hereunder shall be final, binding, and conclusive upon you and the Company.

4. Execution of Release as a Condition of Receiving Severance Benefits. Notwithstanding the foregoing, your entitlement to the severance benefits specified above is conditioned upon you properly executing, and not revoking or attempting to revoke, the Company’s standard form of release of claims against the Company, its board of directors (the “Board”), its affiliates, and their employees (the “Release”).

5. Applicability of IRC Code Sec. 409A. Notwithstanding the foregoing, if you are deemed to be a “specified employee” within the meaning of such term in Section 409A of the Internal Revenue Code (“Code”) at the time of your termination/resignation of employment with the Company, and the severance payment(s) described above is deemed to be deferred compensation payable in connection with the separation from your service with the Company that is subject to the requirements of Section 409A of the Code, then such severance payment(s) shall be paid on the sixth (6) month anniversary following the date of your separation from the service with the Company to the extent required to comply with the distribution requirements of Section 409A of the Code.

6. Governing Law. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. By your signature below, you hereby expressly consent to the personal jurisdiction of the state and federal courts located in Orange County, California for any lawsuit filed there arising from or related to the terms of this Agreement.

7. Arbitration. Any controversy, claim, or dispute between you and the Company directly or indirectly concerning this Agreement, or the breach or subject matter hereof, including, but not limited to, the granting, terms, vesting, or exercisability of stock options, restricted stock, the payment of a bonus, and/or any type of additional compensation or wages, shall be finally settled by arbitration held in Orange County, California. The arbitration will be held under the auspices of either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, Inc. (“J.A.M.S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The arbitration shall be in accordance with the AAA’s then-current employment arbitration procedures (if AAA is designated) or the then-current J.A.M.S employment arbitration rules (if J.A.M.S is designated). The arbitrator shall be either a retired judge or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure. The Arbitrator shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based. The arbitration shall be final and binding upon you and the Company, except as otherwise provided for by the law applicable to the review of arbitration decisions/awards. Either you or the Company may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs, or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and the rental of a room to hold the arbitration hearing. However, if you are the party initiating the claim, you shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which you are (or were last) employed by the Company. You and the Company shall each pay for your/its own costs and attorneys’ fees, if any. However, if any action, suit, or proceeding is brought under or in connection with this Agreement, the prevailing party herein shall be entitled to its costs and expenses, including reasonable attorneys’ fees.

8. At Will Employment. You acknowledge that neither this Agreement nor any action taken hereunder shall be construed as giving you any right to be retained in the employ of Biolase (nor any of its present or future subsidiaries or parents) nor shall interfere with or restrict in any way the rights of Biolase (nor any of its present or future subsidiaries or parents), which are hereby reserved, to discharge you at any time for any reason whatsoever, with or without good cause.

9. Entire Agreement; Inconsistency. This Agreement constitutes the entire agreement and understanding of the Company and you with respect to the subject matter hereof and supersedes all prior and contemporaneous written or verbal agreements and understandings between you and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by you and an officer of the Company specifically authorized by the Board for such purpose. Any and all prior agreements, understandings, or representations relating to severance benefits are terminated and canceled in their entirety and are of no further force or effect.

10. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one document.

IN WITNESS WHEREOF, this Amendment is made as of the date first written above.

BIOLASE, Inc.

By: ____________________________

John R. Beaver

Its: President and Chief Executive Officer

Signature: ____________________________

Type Name: Steven Sandor